Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASE

THIS AGREEMENT made on the 26th day of July, 2013

BETWEEN:

RESPONSE BIOMEDICAL CORP.

(the “Company”)

AND:

PATRICIA MASSITTI

(“Massitti”)

WHEREAS:

A.	The Company employed Massitti in the capacity of Vice President of Human Resources & Corporate Communications since September 14, 2009.

B.	The Company and the Employee have mutually agreed to terminate the employment relationship in accordance with the terms and conditions contained herein.

C.	The Board of Directors of the Company has considered that it is in the best interests of the Company to enter into this Agreement on the terms and conditions set forth below.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, representations and warranties contained herein, the parties hereto hereby agree as follows:

1.	Termination of Employment. The parties acknowledge and agree that effective July 18, 2013 (the “Effective Date”) Massitti’s employment with the Company is terminated without cause.

2.

Accrued Vacation. Massitti has 33 days of accrued vacation as of the Effective Date that will be paid out to Massitti as soon as possible as part of the next payroll following execution of this Agreement.

3.

Salary and Benefits Continuance. Subject to section 9 of this Agreement, the Company will continue Massitti’s base salary and regular group benefits (excluding her long term disability coverage and reimbursement for cell phone and other business expenses which will terminate effective immediately) for a period of 10 months from July 18, 2013 until May 18, 2014 (the “Salary Continuance Period”). If Massitti obtains new employment during the Salary Continuance Period, Massitti will advise the Company immediately as to her start date. The Salary Continuance Period will then terminate immediately and the payments to Massitti pursuant to this section and all benefits coverage will terminate effective on the start date of such new employment and the Company will pay Massitti 75% of the amount of salary owing from such start date to the end of the Salary Continuance Period in a lump sum in full and final satisfaction of any obligations the Company has to Massitti during the Salary Continuance Period.

4.	Legal Fees. The Company will contribute to Massitti’s legal fees incurred in relation to the termination of her employment up to a maximum of $3,000 upon receipt of an invoice from Massitti’s counsel.

5.

Stock Options. Subject to approval of the Compensation Committee of the Board of Directors of the Company agrees that all of the options granted to Massitti prior to the Effective Date of this Agreement shall continue to vest and be exercisable in accordance with the terms of the stock option grants provided to Massitti during her employment and the terms Company’s incentive stock option plan until the end of the Salary Continuance Period. The Company will use its best efforts to obtain the approval of the Compensation Committee. Except as required by applicable securities laws, Massitti will not be subject to any “blackout periods” that apply to employees of the Company following the Effective Date.

6.

No Other Payments; Other Benefits and Perquisites. Massitti acknowledges and agrees that except as provided for in sections 2 through 5 of this Agreement, the Company has no further obligations to provide any other payments or benefits to Massitti and all other benefits, perquisites or entitlements to compensation of any kind provided to Massitti during her employment shall terminate as of the Effective Date.

7.

Resignations. Massitti agrees to provide such written resignations as the Company deems necessary to revoke any authority Massitti had during her employment as an officer of the Company or any of its affiliates or subsidiaries.

8.

Employment Verification. Upon request of Massitti, the Company shall provide a letter verifying Massitti’s length of service with the Company, her position and that her employment was terminated without cause.

9.

Return of Company Property. Massitti agrees to return all property owned by the Company including computer equipment, any documents, passwords or records Massitti has in her possession or control relating to the Company’s business within 10 business days of execution of this Agreement.

10.

Release of Claims by Massitti. Except as provided for elsewhere in this Agreement, Massitti, on her own behalf and on behalf of her legal representatives, administrators, executors, heirs, successors and assigns, hereby releases and forever discharges the Company, the Company’s applicable subsidiaries and affiliated entities and all of their respective officers, directors, shareholders, employees, agents, predecessors, successors, administrators, executors, heirs and assigns (collectively, the (“Releasees”) of and from any and all actions, causes of action, suits, debts, dues, accounts, costs, legal costs, contracts, claims and demands of every nature or kind, statutory or otherwise, including any claims made, pursuant to the Employment Standards Act (British Columbia) and the Human Rights Code (British Columbia) or any comparable provincial, federal or state laws that may apply to Massitti, which now or at any time hereafter can, shall or may have in any way arising or resulting from any cause, matter, or anything whatsoever, whether known or unknown, suspected or unsuspected existing as to the present time that Massitti can, shall or may have against the Releasees, including, without restricting the generality of the foregoing but for greater certainty, any claims that are based on, relate to, or arise in connection with:

(a)	the employment of Massitti by the Company;
(b)

the termination of that employment howsoever arising, including without limitation, any rights to compensation arising for notice, severance pay or pay in lieu of notice of termination, constructive dismissal, wrongful dismissal or vacation pay or other accrued amounts;

(c)	any entitlement Massitti may have to bonuses, stock options, or other incentive compensation made available to Massitti during her employment;
(d)	any loss of office; and
(e)	the termination of any other of Massitti’s allowances, perquisites or benefits including termination of Massitti’s participation the Company’s long term disability or other insurance plans.

11.

Release of Claims by the Company. The Company, on its own behalf and on behalf of the Releasees, hereby releases and forever discharges Massitti of and from any and all actions, causes of action, suits, debts, dues, accounts, costs, legal costs, contracts, claims and demands of every nature or kind, statutory or otherwise, which now or at any time hereafter can, shall or may have in any way arising or resulting from any cause, matter, or anything whatsoever, whether known or unknown, suspected or unsuspected existing as to the present time that the Company can, shall or may have against Massitti, arising from Massitti’s employment with the Company or arising in connection with any work or services provided by Massitti to the Company or any Releasee whether as an employee, officer, director, contractor or otherwise.

12.

Covenant not to Sue; Estoppel. Massitti and the Company agree not to make any claim or demand, or commence, maintain or prosecute any action, cause or proceeding for damages, compensation, loss or any relief against any party released herein in respect of any cause, matter or thing arising out of, or relating to the matters released herein or against any other person who might claim contribution or indemnity from any of the parties released herein. Massitti and the Company further acknowledges and agrees that this Agreement shall operate conclusively as an estoppel in the event of any such claim, action or proceeding and may be pleaded accordingly.

13.

Confidentiality. The Company and Massitti agree to keep the terms of this Agreement confidential and will not, except as may be required by law, reveal the terms of this Agreement to any third parties except to their respective legal or financial advisors, or, in the case of the Company, applicable human resources and and financial employees charged with executing the terms of this agreement and, in the case of Massitti, her spouse, provided each of the Company and Massitti take reasonable steps to prevent such third parties from revealing any information pertaining to the terms of this Agreement.

14.

Non-Disparagement. The Company and Massitti shall not in any way disparage each other or, in the case of Massitti, any of the Releasees or make or solicit for the media or any others any comments, statements or the like that may be considered to be harmful or derogatory or detrimental to the good name or business reputation or standing in the business community of, as applicable, the Company, the Releasees or Massitti.

15.

Tax Indemnity. Massitti acknowledges and agrees that the Company shall withhold and remit statutory deductions on amounts payable to Massitti under this Agreement. Massitti agrees to indemnify and hold harmless the Company and its directors and officers from any and all liability for tax, penalties, interest or any other amount of any kind whatsoever arising under one or more of the Income Tax Act (Canada), the Employment Insurance Act (Canada), the Canada Pension Plan Act, the Income Tax Act (BC), or any other similar statute of Canada or a province or territory thereof, that arises out of or with respect to any payments made to Massitti pursuant to this Agreement.

16.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein, which shall be deemed to be the proper law hereof.

17.

Severability. If any provision of this Agreement for any reason is declared invalid, such declaration shall not affect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

18.

Amendments and Waivers. This Agreement may not be amended or waived except in a writing signed by each party. No failure or delay by any party in exercising any right, power or privilege in this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege.

19.

Successors; Binding Agreement. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, assigns, legal representatives, executors, administrators and heirs.

20.

No Admission. Nothing in this Agreement is intended to be, or shall be construed as, an admission by the Company or Massitti that it violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct.

21.

Notices. Any notices, requests, demands, deliveries or other communications by the terms hereof required or permitted to be given by one party to any other will be given in writing by registered post, personal delivery, e-mail or similar form of communication as appropriate and addressed to such other party or delivered to such other party at the addresses below or at such other address as any party may from time to time specify by notice in writing given to the other party.

(a)       If to the Company:

c/o Blake, Cassels & Graydon LLP

Suite 2600, 595 Burrard Street

Vancouver, B.C. V7X 1L3

Email: eleni.kassaris@blakes.com

Attention: Eleni Kassaris

(b)       If to Massitti:

c/o Roper Greyell LLP

Suite 800, 666 Burrard Street

Vancouver, B.C. V6C 3P3

Email: gmcfarlane@ropergreyell.com

Attention: Graeme McFarlane

22.

Independent Legal Advice. Massitti acknowledges that she has read and understands the terms of this Agreement and that she has received independent legal advice concerning the interpretation and effect of this Agreement prior to its execution.

23.

Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

24.

Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties with respect to Massitti’s employment by the Company and the termination of that employment.

[Execution page follows.]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement and Release as of the Effective Date.

RESPONSE BIOMEDICAL CORP.

By:/s/ Jeffrey L. Purvin Authorized Signatory

SIGNED, SEALED AND DELIVERED in the presence of:	) ) )	/s/ Patricia Massitti
Witness	)
	)	PATRICIA MASSITTI
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Name	)
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